Exhibit 99.1

Contact:	Media	Investors
	Stephen Cohen	Brian Blackman
	(347) 489-6602	(800) 318-0047

Caesars Entertainment Corporation Responds to Examiner’s Report

LAS VEGAS, March 15, 2016 – Caesars Entertainment Corporation (Nasdaq: CZR) (“Caesars Entertainment” or “the Company”) issued the following response to the report filed by Richard Davis, the Examiner appointed in the Chapter 11 case of Caesars Entertainment Operating Company (“CEOC”):

“Caesars Entertainment appreciates the effort of Mr. Davis and his team. We believe the evidence shows that each of the challenged transactions was undertaken to strengthen CEOC and provide it with the liquidity and resources required to sustain it and give it time to recover from unprecedented market challenges. These transactions provided immense and indisputable benefit to CEOC and its creditors, who received billions of dollars in principal and interest payments.

“This is ultimately a dispute about valuation, process and whether CEOC was solvent at the time of each of the transactions. We disagree with the Examiner’s subjective conclusions and opinions on these financial issues. Indeed, the Examiner’s conclusions are completely inconsistent with the careful analysis and considered opinions of the independent and highly regarded investment banks and law firms who advised on these processes. The advisors to Caesars Entertainment and its affiliates included Centerview Partners, Duff & Phelps, Evercore Partners, Lazard Freres & Co., Perella Weinberg Partners L.P., Paul, Weiss, Rifkind, Wharton & Garrison, Reed Smith LLP, Skadden, Arps, Slate, Meagher & Flom and Morrison & Foerster. The most significant transactions were negotiated and overseen by committees of independent directors of Caesars Entertainment and its affiliates.

“Despite these disagreements, Caesars Entertainment has agreed to contribute substantial and appropriate value to creditors in settlement of those issues as part of the plan of reorganization that is currently on file. The current plan keeps the Caesars family of companies linked together and maximizes value for all stakeholders, which will help provide the greatest financial outcomes for all parties. We hope the issuance of the report will facilitate ongoing settlement discussions and lead quickly to a consensual resolution of the Chapter 11 proceedings of CEOC.”

About Caesars Entertainment Corporation

Caesars Entertainment Corporation (CEC) is the world’s most diversified casino-entertainment provider and the most geographically diverse U.S. casino-entertainment company. CEC is mainly comprised of the following three entities: the majority owned operating subsidiary Caesars Entertainment Operating Company, wholly owned Caesars Entertainment Resort Properties and Caesars Growth Properties, in which we hold a variable economic interest. Since its beginning in Reno, Nevada, 75 years ago, CEC has grown through development of new resorts, expansions and acquisitions and its portfolio of subsidiaries now operate 50 casinos in 13 U.S. states and five countries. CEC’s resorts operate primarily under the Caesars®, Harrah’s® and Horseshoe® brand names. CEC’s portfolio also includes the London Clubs International Limited family of casinos. CEC is focused on building loyalty and value with its guests through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership. CEC is committed to environmental sustainability and energy conservation and recognizes the importance of being a responsible steward of the environment. For more information, please visit www.caesars.com.